Exhibit 99.1
February 14, 2013

To Our Members:

In 2012, the Federal Home Loan Bank of Chicago successfully completed its remediation strategy and has emerged as a financially strong cooperative focused on using our strength to support you-our members-in Illinois and Wisconsin. With our resources fully focused on you, we are now positioned to enhance and expand our relationships by delivering products and services in a way that creates value for you.

2013 Key Initiatives
We realize the Bank must become more nimble in light of an increasingly dynamic economic environment, an important part of which is making it easier for you to access and utilize our products and services. We are working on several initiatives to help achieve this goal. Enhancements to our members-only website, eBanking, which began last year, will continue in 2013. Among the new online capabilities are your ability to apply for letters of credit for public unit deposits; initiate safekeeping transactions; and apply for competitive Affordable Housing Program (AHP) awards. This year we plan to roll out the capability for you to initiate Open Line, Short Term, and some Fixed Rate, Fixed Term advances, and wire transfers through eBanking.

We will also continue to offer many of the exciting training sessions and seminars begun in 2012, including once again hosting our management conference in Chicago. Please mark your calendar for August 8-9 and look for invitations to this popular event later this spring.

Our Members and Markets team has renewed its efforts to consult with members on how your institution can use the Bank for your primary funding needs as well as for liquidity purposes. For example, if you are deposit rich and do not need funding today, but find today's rates attractive and expect rates to rise rapidly at some point in the future, you may want to consider a forward-starting advance. A number of our members have found forward-starting advances to be an attractive funding option. In addition, a letter of credit from the Bank is one way to exchange low-yielding government securities required to collateralize public unit deposits for another asset with a better return. And the Mortgage Partnership Finance® (MPF®) Program provides an alternative to holding fixed-rate loans in portfolio-creating additional liquidity opportunities for our members who are Participating Financial Institutions.

Another key initiative you will hear more about this year is the Community First™ Fund, which we anticipate will be a large, revolving loan fund (pending final regulator approval) to promote affordable housing and economic development in Illinois and Wisconsin. Loans will be targeted to intermediaries serving member communities. We expect this fund to be up and running in 2013 and will share more information about it as it evolves.

2012 Key Achievements
Although we are looking ahead to the many opportunities to partner with you in 2013, I want to review the Bank's many successes last year. In 2012, we:

•	Returned liquidity to members' capital stock by implementing our capital plan and repurchasing approximately $900 million of member excess capital stock;

•	Paid a reasonable return on members' investment in the Bank by making consistent cash dividend payments;

•	Achieved historically high retained earnings of $1.7 billion;

•	Worked with members to provide customized solutions that met their particular asset liability management and investment strategies, and initiated forums for member education and training;

•	Improved product offerings such as the letter of credit for public unit deposits with a fluctuating balance fee structure;

•	Expanded member collateral and enhanced collateral value; and

•	Strived to make it easier to do business with us, including enhancements to our members-only website, eBanking, described earlier.

2012 Financial Highlights
The results discussed here are preliminary and unaudited. Please refer to the attached Condensed Statements of Income and Statements of Condition. We expect to file our 2012 Form 10-K Annual Report with the Securities and Exchange Commission next month. You will be able to access it through our website, www.fhlbc.com, or the SEC's reporting website,
http://www.sec.gov/edgar/searchedgar/companysearch.html

•	We recorded net income of $375 million for 2012, significantly higher than the
$224 million earned in 2011. We attribute the increase primarily to lower funding costs throughout the year, including maturing debt reissued at lower rates, and continued strong earnings from our investment and mortgage portfolios. Advance prepayment fees, net of fair value hedge adjustments, contributed $65 million in 2012, up from $23 million in 2011.

•
Our derivatives and hedging activities expense was $1 million in 2012, a significant shift from the $70 million gain in 2011. However, the expense remains in a historically low range due to the extraordinarily low rate environment.

•
Other-than-temporary impairment (OTTI) charges on our private-label mortgage-backed securities portfolio continued to decrease; OTTI charges were $15 million in 2012, down from $68 million in 2011. While we continue to generate sound net income, we cannot predict the impact OTTI credit losses, prepayment fees, or hedging expenses may have on future earnings.

•	Non-interest expenses decreased in 2012, primarily due to the one-time charge of
$50 million in 2011, which subsequently became the foundation for planning the Community First Fund as described above. In 2012, non-interest expenses were $111 million compared to $184 million for 2011.

•	Advances outstanding at year-end 2012 were $14.5 billion, 5% lower than the previous year-end level of $15.3 billion. We attribute the decline to the fact that many members continue to report to us that they have sufficient levels of liquidity and funds through deposits or have shrunk their balance sheets to improve their capital positions.

•
MPF loans held in portfolio declined $3.7 billion in 2012 to $10.4 billion. These reductions are a direct result of our 2008 decision not to add MPF loans to our balance sheet. We decreased our allowance for credit losses from $45 million to $42 million consistent with the general positive trends in the housing markets and smaller portfolio of MPF loans held on balance sheet. MPF Xtra® loan volume increased from $2.8 billion for the program overall during 2011 to $6.9 billion during 2012. MPF Xtra loan volume for FHLBC Participating Financial Institutions (PFIs) was $1.8 billion in 2011 and $3.6 billion in 2012, representing more than half of all MPF Xtra loan volume during this time.

•	Total investment securities decreased 12% to $34.3 billion in 2012, reflecting our current investment restriction which limits our ability to acquire longer-term investments.

•
Total assets fell $1.7 billion (2%) to $69.6 billion at year end. As the Bank monitored the volatile political and economic climate at the end of the year, we increased our liquidity position to protect the cooperative against potential short-term future funding challenges. We anticipate that the overall size of the Bank will continue to decrease as MPF loans and investment securities continue to pay down and mature, and we continue to repurchase members' excess capital stock.

•
As a result of our strong net income, our retained earnings grew $370 million (net income of $375 million less $5 million of dividends) to $1.7 billion. Our strong earnings over the past three years have substantially increased our retained earnings.

•
We awarded $21 million in grants through our competitive Affordable Housing Program and $15 million in assistance through our Downpayment Plus® (DPP®) Program. For 2013, we have allocated $27 million for AHP and $15 million for DPP. We continue to encourage members to take advantage of the Bank's community investment products to assist in satisfying Community Reinvestment Act and other community investment objectives.

•	We remain in compliance with all of our regulatory capital requirements.

I want to underscore how important your business is to us as a cooperative, and thank you for your membership in the Federal Home Loan Bank of Chicago. We look forward to continuing our partnership with you in 2013.
Best regards,

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends, our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. “Mortgage Partnership Finance,” “MPF,” “MPF Xtra,” “Downpayment Plus,” and “DPP” are registered trademarks of the Federal Home Loan Bank of Chicago. “Community First” is a trademark of the Federal Home Loan Bank of Chicago.

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the years ended December 31,
	2012	2011	Change	2010	Change
Interest income	$1,916	$2,244	(15)%	$2,774	(19)%
Interest expense	1,344	1,707	(21)%	1,997	(15)%
Provision for credit losses	9	19	(53)%	21	(10)%
Net interest income	563	518	9%	756	(31)%
Other-than-temporary impairment credit (loss)	(15)	(68)	78%	(163)	58%
Other non-interest gain (loss)	(20)	5	(500)%	36	(86)%
Non-interest expense	111	184	(40)%	131	40%
Assessments	42	47	(11)%	132	(64)%
Net income	$375	$224	67%	$366	(39)%

Net yield on interest-earning assets	0.84%	0.69%	0.15%	0.89%	(0.20)%

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	December 31, 2012	December 31, 2011	Change
Cash and due from banks	$3,564	$1,002	256%
Federal Funds sold and securities purchased under agreement to resell	6,500	1,775	266%
Investment securities	34,250	38,728	(12)%
Advances	14,530	15,291	(5)%
MPF Loans held in portfolio, net	10,432	14,118	(26)%
Other	308	341	(10)%
Total assets	$69,584	$71,255	(2)%

Consolidated obligation discount notes	$31,260	$25,404	23%
Consolidated obligation bonds	32,569	39,880	(18)%
Subordinated notes	1,000	1,000	—%
Other	1,307	1,679	(22)%
Total liabilities	66,136	67,963	(3)%

Capital stock	1,650	2,402	(31)%
Retained earnings	1,691	1,321	28%
Accumulated other comprehensive income (loss)	107	(431)	125%
Total capital	3,448	3,292	5%
Total liabilities and capital	$69,584	$71,255	(2)%